Exhibit 99.10

SHAREHOLDERS AGREEMENT

by and among

(1) SAFARI PARENT LIMITED

(2) VINCENT TIANQUAN MO

(3) ATEEFA LIMITED

and

(4) SAFARI GROUP CB HOLDINGS LIMITED

Dated as of September 24, 2015

table of contentS

Article I DEFINITIONS		2

1.1	Certain Definitions	2
1.2	Other Defined Terms	5
1.3	Interpretation and Rules of Construction	6

Article II CORPORATE GOVERNANCE MATTERS		6

2.1	Composition of the Board	6
2.2	Quorum; Action by the Board	7
2.3	Designation of Powers	7
2.4	Operation of the Company	7
2.5	Funding Limitation	8

Article III COVENANTS REGARDING VOTING MATTERS		8

3.1	SouFun Director	8

Article IV TRANSFER RESTRICTIONS; Exercise of convertible note		8

4.1	Restrictions on Transfer	8
4.2	Transfer of Convertible Note and Converted Securities	8
4.3	Exercise of Convertible Note	10
4.4	Registration Rights	11
4.5	Debt Financing	11

Article V REPRESENTATIONS AND WARRANTIES		12

5.1	Representations and Warranties of the Parties	12
5.2	Representations and Warranties of the Founder	12

Article VI COVENANTS		12

6.1	Covenants relating to the Transaction under the Transaction Documents	12
6.2	Corporate Opportunities	13
6.3	Indemnification	13
6.4	Mandatory Distribution	14
6.5	Check-the-Box Election	14
6.6	Acquisition Transaction	14

Article VII MISCELLANEOUS		15

7.1	Further Assurances	15
7.2	Severability	15
7.3	Entire Agreement	15
7.4	Successors and Assigns	15
7.5	Amendment; Waiver	15
7.6	Specific Performance	15
7.7	No Third Party Beneficiaries	16
7.8	Expenses	16
7.9	Adjustment of Share Numbers	16
7.10	Notices	16

7.11	Governing Law	17
7.12	Dispute Resolution	17
7.13	Shareholders Agreement to Control	17
7.14	Termination	17
7.15	Counterparts	17

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of September 24, 2015, by and between the following parties:

(1)	Safari Parent Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands, whose registered office is at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands (“Carlyle” or the “Investor”);

(2)	Vincent Tianquan Mo, an individual holding PRC passport No. E30069265 (the “Founder”);

(3)	Ateefa Limited, a business company incorporated with limited liability under the laws of the British Virgins Islands and wholly owned by the Founder, with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Founder Entity”); and

(4)	Safari Group CB Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands, whose registered office is at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands (the “Company”).

Carlyle and the Founder Entity are herein referred to each as a “Holder” and collectively as the “Holders”. The Holders, the Founder and the Company are herein referred to each as a “Party” and collectively as the “Parties”.

RECITALS

(A)         WHEREAS, as of the date of this Agreement, the Holders’ respective beneficial ownership of the ordinary shares, par value US$0.01 per share, of the Company (the “Ordinary Shares”) is as set forth opposite such Holder’s name under the heading “Ownership Percentage” in Schedule A;

(B)         WHEREAS, the Company has entered into that certain subscription agreement (the “SouFun Subscription Agreement”) with Safari Group Holdings Limited, an exempted limited liability company duly incorporated under the laws of the Cayman Islands (the “Share Purchaser”) and SouFun Holdings Limited, an exempted limited liability company duly incorporated and existing under the laws of the Cayman Islands (“SouFun”), in respect of the subscription of certain interests in SouFun, pursuant to which (i) SouFun has agreed to issue and sell to the Share Purchaser, and the Share Purchaser has agreed to purchase and subscribe for from SouFun certain Class A ordinary shares, par value HK$1.00 per share, of SouFun, and (ii) SouFun has agreed to issue and sell to the Company, and the Company has agreed to purchase and subscribe for from SouFun a convertible note (the “Convertible Note”); and

(D)         WHEREAS, the Parties desire to enter into this Agreement in order to generally set forth certain rights and obligations of the Holders as shareholders of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

Article I

DEFINITIONS

1.1         Certain Definitions. For purposes of this Agreement:

“ADSs” means the American depository shares of the Company, five of which represents one SouFun Share.

“Affiliate” means, (a) with respect to any Person other than Carlyle, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person; provided that no Holder shall be deemed an Affiliate of the Company solely by reason of any investment in the Company or the existence or exercise of any rights or obligations under this Agreement or the Ordinary Shares held by such Holder; (b) with respect to Carlyle, (i) Carlyle Asia Partners IV, L.P., a Cayman Islands exempted limited partnership (which is managed by CAP IV General Partner, L.P., which is itself managed by a Delaware company CAP IV, L.L.C.), (ii) CAP IV Co-Investment, L.P., a Cayman Islands exempted limited partnership (which is managed by CAP IV General Partner, L.P., which is itself managed by a Delaware company CAP IV, L.L.C.), (iii) any other alternative or co-investment investment fund, vehicle or company to Carlyle Asia Partners IV, L.P. and/or CAP IV Co-Investment, L.P., (including, without limitation, any corporation, investment trust, limited partnership or general partnership) which is advised by, or the assets of which are managed by, CAP IV, L.L.C. or its Affiliates, (iv) any successor investment fund, vehicle or company to Carlyle Asia Partners IV, L.P. and/or CAP IV Co-Investment, L.P., (including, without limitation, any corporation, investment trust, limited partnership or general partnership) which is advised by, or the assets of which are managed by, CAP IV, L.L.C. or its Affiliates, (v) any subsidiary of the Investor, (vi) any Subsidiary undertaking of the Investor; (vii) any holding company of the Investor, or (viii) any group undertaking for the time being of the Investor.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday, legal holiday or other day on which banks are required or authorized by Law to be closed in the Beijing, Cayman Islands, Hong Kong or New York.

“Confidential Information” means, in respect to the information receiving party in any of the Transaction Documents, any non-public material or information with respect to the business operations, financial conditions, and other aspects of the other Party of the Transaction Documents to which it is aware of, or have access to, in signing or performing the Transaction Documents (including written or non-written information) provided that Confidential Information shall not include any information that is (a) previously known on a non-confidential basis by the receiving party, (b) in the public domain through no fault of such receiving party, its Affiliates or its or its Affiliates’ officers, directors or employees, (c) developed independently by the receiving party without reference to confidential information of the disclosing party.

“Contract” means any agreement, contract, lease, indenture, instrument, note, debenture, bond, mortgage or deed of trust or other agreement, commitment, arrangement or understanding.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person or securities that represent a majority of the outstanding voting securities of such Person.

“Converted Securities” means the ADSs delivered upon a conversion of the Convertible Note pursuant to the terms thereof.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, claim, hypothecation, title defect, right of first option or refusal, right of pre-emption, third-party right or interests, put or call right, lien, adverse claim of ownership or use, or other encumbrance of any kind.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financing Documents” means, collectively, the Note Purchase Agreement, the Note, the Security Documents and any other agreements, documents or certificates delivered pursuant hereto or thereto.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local, municipal or other government, governmental, regulatory or administrative authority, agency, board, bureau, department, instrumentality or commission or any court, tribunal, judicial or arbitral body of competent jurisdiction or stock exchange.

“Governmental Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liability” means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute or contingent.

“Note” means the senior secured guaranteed note in the principal amount of US$53,560,000 issued by the Founder Entity pursuant to the Note Purchase Agreement.

“Note Purchase Agreement” means certain note purchase agreement as of the date hereof among the Founder, the Founder Entity and Pacific Voyage Limited.

“NYSE” means The New York Stock Exchange.

“Ownership Amount” means, with respect to any Holder, the amount of the total Converted Securities (on an as-converted basis) multiplied by the ownership percentage set forth opposite such Holder’s name under the heading “Ownership Percentage” in Schedule A.

“Permitted Transferee” means, with respect to any Holder, any Person that is an Affiliate of such Holder, including in the case of an Investor, any other fund or entity managed and/or advised by the Investor or any of its Affiliates.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“PRC” means the People’s Republic of China.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” means certain share charges dated as of the date hereof in respect of all of the Ordinary Shares held by the Founder Party for the benefit of Pacific Voyage Limited.

“Sell-down Percentage” means, with respect to a Holder, the fraction, of which (a) the numerator is the aggregate number of Ordinary Shares redeemed by the Company from such Holder from time to time and (b) the denominator is the number of Ordinary Shares held by such Holder as of the date hereof.

“Share Purchaser Shareholders Agreement” means certain shareholders agreement, by and among, the Investor, the Founder, the Founder Entity and the Safari Group Holdings Limited, dated as of the date hereof.

“SouFun Board” means the board of directors of SouFun.

“SouFun Competitor” means (a) any of the Persons set forth in Exhibit B hereto; and (b) subject to the condition that Carlyle has the right to appoint Carlyle Director, any Person that, in terms of gross revenue, is one of the top five operators in PRC in the industry of (1) online real estate listing and advertising; or (2) online home furnishing; or (3) online real estate agents; or (4) online real estate financing; or (5) real estate research; provided that such business contributes to more than 50% of the gross revenues of such Person.

“Subscription Agreements” means the subscription agreements between the Holders and the Company, dated as of [•], pursuant to which the Holders subscribe for from the Company, and the Company issues to the Holders, certain Ordinary Shares.

“Transaction Documents” means, collectively, the Financing Documents, this Agreement, the Share Purchaser Shareholders Agreement, the Subscription Agreements, the SouFun Subscription Agreement and any other agreements, documents or certificates delivered pursuant hereto or thereto.

“Transfer” means, with respect to any security, any sale, assignment, transfer, distribution or other disposition thereof, or other conveyance, creation, incurrence or assumption of a legal or beneficial interest therein, or a participation or Encumbrance therein, or creation of any short position in any such security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instrument, whether voluntarily or by operation of Law, whether in a single transaction or a series of related transactions.

1.2         Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Section

Agreement	Preamble
Authorization	Schedule C
Carlyle	Preamble
Company	Preamble
Convertible Note	Recitals
Debt Financing	4.4
Disclosing Party	6.1(a)
Election	6.4
Expenses	6.3(a)
Founder	Preamble
Founder Entity	Preamble
HKIAC	7.12(a)
HKIAC Rules	7.12(a)
Holder	Preamble
Holders	Preamble
Indemnitee	6.3(a)
Investor	Preamble
Ordinary Shares	Recitals
Parties	Preamble
Party	Preamble
Proceeding	6.3(a)
Registration Rights Agreement	4.4(a)
Replacement Nominee	2.1(b)
Share Purchaser	Recitals
SouFun	Recitals
SouFun Subscription Agreement	Recitals
Taxes	6.3(a)
Transfer Notice	4.2(a)

1.3         Interpretation and Rules of Construction. References to gender include references to all genders and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The words “to the extent” when used in this Agreement shall be deemed to be followed by the phrase “and only to the extent.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement and Exhibits and Schedules to this Agreement shall be deemed to form part of this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to US$ shall be to United States dollars and to cash shall be to cash in U.S. dollars. References in this Agreement to HK$ shall be to Hong Kong dollars.

Article II

CORPORATE GOVERNANCE MATTERS

2.1         Composition of the Board.

(a)         The Board shall initially consist of two (2) members. For so long as Carlyle continues to beneficially own, whether directly or indirectly, any Ordinary Shares, Carlyle shall be entitled to nominate, appoint, remove or replace (or require the Board to nominate, appoint, remove or replace) one (1) Person to serve on the Board. For so long as the Founder continues to beneficially own, whether directly or indirectly, any Ordinary Shares, the Founder Entity shall be entitled to nominate, appoint, remove or replace (or require the Board to nominate, appoint, remove or replace) one (1) Person to serve on the Board. Each Holder agrees that, if at any time it is then entitled to vote for the election of directors to the Board, it shall vote all of its Ordinary Shares and, if applicable, any other securities of the Company owned by it, or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the Company to call a special meeting of shareholders) in order to ensure that the composition of the Board is as set forth in this Section 2.1.

(b)         If, as a result of death, disability, retirement, resignation, removal or otherwise, any director is unable to serve on the Board, the Holder entitled to designate such director whose death, disability, retirement, resignation or removal resulted in such vacancy shall be entitled to designate a replacement to fill such vacancy and serve on the Board (the “Replacement Nominee”). Subject to Section 2.1(a), each Holder agrees that if it is then entitled to vote for the election of directors to the Board, it shall vote all of its Ordinary Shares and, if applicable, any other securities of the Company owned by it, or execute proxies or written consents, as the case may be, in order to ensure that the Replacement Nominee be elected to the Board.

2.2         Quorum; Action by the Board.

(a)         A quorum of the Board shall consist of all of the directors then in office; provided that, if there is a vacancy on the Board and a Person has been nominated to fill such vacancy in accordance with Section 2.1, the first order of business shall be to fill such vacancy.

(b)         All actions of the Board shall require the unanimous affirmative vote of all directors then in office.

2.3         Designation of Powers.

(a)         Subject to the overall direction and supervision of the Board, the Board shall designate the director appointed by Carlyle with the power and authority to manage and administer the following activities of the Company in accordance with this Agreement:

(i)         the Transfer of the Convertible Note or the Converted Securities at the direction of Carlyle in accordance with Section 4.2;

(ii)        exercise of conversion right at the direction of Carlyle in accordance with Section 4.3;

(iii)       exercise of the registration rights in accordance with Section 4.4;

(iv)      the obtaining, prepayment, repayment of the Debt Financing and the disposition of the Convertible Note and the Converted Securities in connection with the prepayment and repayment of the Debt Financing in accordance with Section 4.5; and

(v)        making of the election to be treated as a partnership for U.S. federal income tax purposes in accordance with Section 6.5.

(b)         Subject to the overall direction and supervision of the Board, the Board shall designate the director appointed by the Founder with the power and authority to manage and administer the following activities of the Company in accordance with this Agreement:

(i)         the Transfer of the Convertible Note or the Converted Securities at the direction of the Founder in accordance with Section 4.2; and

(ii)       exercise of conversion right at the direction of the Founder in accordance with Section 4.3.

2.4         Operation of the Company. The Company shall be an investment holding company with the sole purpose of (a) holding and disposing of the Convertible Note and the Converted Securities, (b) carry out any actions in relation to the Debt Financing and (c) carry out any other actions pursuant to this Agreement and shall not engage in any other business operation.

2.5         Funding Limitation. Unless otherwise agreed by the Holders, each Holder’s funding obligation under this Agreement shall be limited to such Holder’s capital contribution for the subscription of the Ordinary Shares and any other expenses to be paid pursuant to this Agreement.

Article III

COVENANTS REGARDING VOTING MATTERS

3.1         SouFun Director. For so long as Carlyle is entitled to appoint the Carlyle Director (as defined in the SouFun Subscription Agreement), the Founder shall vote or cause to be voted all of the shares of SouFun beneficially owned by him or her in favor of the election or re-election (as applicable) of the Carlyle Director.

Article IV

TRANSFER RESTRICTIONS; Exercise of convertible note

4.1         Restrictions on Transfer. No Holder shall be permitted to Transfer any Ordinary Shares to any Person, other than a Permitted Transferee; provided, that (a) such Permitted Transferee shall have agreed in writing to be bound by the terms of this Agreement in the form of Exhibit A attached hereto and (b) any Transfer to such Permitted Transferee is in compliance with all applicable Laws (including the U.S. securities laws) in good-faith judgment of the Company on the advice of legal counsel. If after any Transfer hereunder to any Person that is a Permitted Transferee of a Holder, such Person ceases to be a Permitted Transferee of such Holder, then the Company or any director of the Company shall be entitled to inform such Person and such Person shall promptly Transfer all of his, her or its Ordinary Shares to such Holder or its Permitted Transferee. Any attempt to Transfer any Ordinary Shares other than in accordance with this Agreement shall be null and void, and the Company shall not, and shall cause any transfer agent not to, given any effect in the Company’s register of members or other stock records to such attempted Transfer.

4.2         Transfer of Convertible Note and Converted Securities.

(a)         Subject to the restrictions set forth in this Section 4.2, at any time after the Debt Financing is fully repaid or the Parties decide not to procure the Debt Financing, each Holder may, by written request (a “Transfer Notice”) to the Company and copy the other Holder, direct the Company to Transfer, at any time and from time to time and at such Holder’s expense, in accordance with Section 4.2(a), an aggregate amount of the Convertible Note and Converted Securities (in either form) up to (but not exceeding) such Holder’s Ownership Amount; provided, that, if such Holder is the Founder Entity, (i) at any time and from time to time such Holder’s Sell-down Percentage shall not be higher than the Investor’s Sell-down Percentage and (ii) at the same time as delivering the Transfer Notice to the Company, the Founder Entity shall deliver to the Company and the other Holder a certificate signed by the Founder, certifying that the proposed Transfer is in compliance with the restrictions set out in this Section 4.2(a). Notwithstanding the foregoing, the restriction contained in the proviso in the preceding sentence shall not apply to a Transfer of the Convertible Note or Converted Securities by the Founder Entity, if the entire proceeds from such Transfer is used to repay the outstanding principal amount under the Note on the Maturity Date (as defined in the Note).

(b)         Any Transfer Notice delivered to the Company and the other Holder shall set forth the amount of the Convertible Note or Converted Securities to be Transferred.

(c)         Upon receipt of a Transfer Notice by the Company, at the request of any director of the Company, the Company shall (i) request all necessary information from such directing Holder as it may require to determine if such Transfer complies with all applicable securities laws and (ii) seek the advice or opinion of legal counsel to determine if such Transfer complies with all applicable Laws, including the U.S. securities laws. In the event, based on the advice or opinion of legal counsel and in good-faith judgment of the Company (acting through the director(s) who is not appointed by the directing Holder), the Company (acting through the director(s) who is not appointed by the directing Holder) deems such Transfer to be non-compliant with any applicable Laws, including the U.S. securities laws, the Company shall refuse to effect such Transfer.

(d)         In the event such Transfer is effected by way of any purchase agreement with any Person acquiring such Convertible Note or Converted Securities, subject to Section 4.2(c) of this Agreement, the Company shall execute any such purchase agreement at the express direction of such Holder solely for the purposes of (i) the Transfer of such amount of the Convertible Note or Converted Securities (as applicable), (ii) the receipt of the purchase price, and (iii) making representations and warranties concerning the Company’s title to the Convertible Note or Converted Securities (as applicable) being Transferred and the authority, power and right to enter into and consummate the Transfer without contravention of any law or agreement (provided, that, the Company shall make no other representations or warranties in any such agreement). In no event shall the Company be liable for any transaction fees or expenses, including investment banking or advisory fees in connection with any such Transfer, or any other Liability or indemnity under any purchase agreement related to such Transfer, and any fees incurred (including fees of counsel) in connection with such Transfer and such purchase agreement shall be paid by the transferring Holder to the Company in advance or directly to an account designated by the Company.

(e)         Subject to Section 4.5(b), with respect to a Transfer of a portion of the Convertible Note, all proceeds from any such Transfer shall be promptly and solely used by the Company to redeem a number of Ordinary Shares beneficially owned by the requesting Holder calculated based on the following formula:

where,

OS	=	the number of the Ordinary Shares to be redeemed in connection with the Transfer;

CS	=	the number of Converted Securities corresponding to the amount of Convertible Note Transferred pursuant to this Section 4.2 as of the date of the Transfer;

CR(1)	=	the applicable Conversion Rate as of the date of the Transfer;

CR(0)	=	the Conversion Rate (as defined in the Convertible Note) as of the Issue Date (as defined in the Convertible Note);

TOB(1)	=	the total outstanding balance of the Convertible Note as of the date that the Debt Financing has been fully repaid; and

TOB(0)	=	the total outstanding balance of the Convertible Note as of the Closing Date (as defined in the SouFun Subscription Agreement).

(f)         Subject to Section 4.5(b), with respect to a Transfer of a portion of the Converted Securities, all proceeds from any such Transfer shall be promptly and solely used by the Company to redeem a number of Ordinary Shares beneficially owned by the requesting Holder calculated based on the following formula:

where,

OS	=	the number of the Ordinary Shares to be redeemed in connection with the Transfer;

CS(n)	=	the number of the Converted Securities to be Transferred that are converted from time to time prior to the Transfer;

CR(n)	=	the applicable Conversion Rate as of the relevant conversion date;

CR(0)	=	the Conversion Rate as of the Issue Date;

TOB(1)	=	the total outstanding balance of the Convertible Note as of the date that the Debt Financing has been fully repaid; and

TOB(0)	=	the total outstanding balance of the Convertible Note as of the Closing Date.

4.3         Exercise of Convertible Note. Subject to the terms and conditions of the Convertible Note and the definitive agreements in connection with the Debt Financing, at any time and from time to time, each Holder may, by written request to the Company, direct the Company to convert an aggregate amount of the Convertible Note into Converted Securities up to (but not exceeding) such Holder’s Ownership Amount.

4.4         Registration Rights.

(a)         Carlyle shall have the right, in its sole discretion, to direct the Company to exercise its right to any demand registration pursuant to the registration rights agreement, dated as of [●], 2015, among the Company, Safari Group Holdings Limited and SouFun (the “Registration Rights Agreement”), with respect to all or any portion of the Converted Securities held by the Company. At the written request of Carlyle, the Company shall promptly exercise such demand registration rights in accordance with the Registration Rights Agreement with respect to the Converted Securities held by the Company or a portion thereof, as designated in writing by Carlyle.

(b)         The Company shall promptly notify each Holder of any notice from SouFun pursuant to the Registration Rights Agreement that the Company will file registration statement. Each Holder shall have the right to direct the Company to exercise its piggy back registration rights with respect to an amount of the Converted Securities held by the Company. At the written request of such Holder, the Company shall promptly exercise such piggy back registration rights in accordance with the Registration Rights Agreement with respect to such Holder’s Ownership Amount of the Converted Securities or any portion thereof, as designated in writing by such Holder.

4.5         Debt Financing.

(a)         Subject to the terms and conditions agreed by the Parties as attached as Schedule B of this Agreement, at the sole direction of Carlyle, the Company shall take all actions necessary to (i) secure debt financing (the “Debt Financing”) from one or more financial institutions designated by or acceptable to Carlyle, the proceeds of which shall be used for dividend distribution to the Holders or repurchase of Ordinary Shares from the Holders on a pro rata basis; (ii) pledge the Convertible Note and the shares of the Company in favor of such financial institutions to secure the Company’s obligations under the Debt Financing; (iii) prepay or repay any outstanding amount under the Debt Financing and (iv) dispose the Convertible Note and the Converted Securities in connection with the prepayment and repayment of the Debt Financing.

(b)         So long as the Debt Financing remains outstanding, only Carlyle and the director appointed by Carlyle have the right to cause the Company to Transfer the Convertible Note and/or the Converted Securities. All proceeds from such Transfer shall be promptly and solely used by the Company to repay the outstanding amount under the Debt Financing. With respect to the Convertible Note and/or the Converted Securities that are Transferred pursuant to this Section 4.5(b), the Holders’ respective Ownership Amounts shall be reduced proportionately to their respective shareholding ownership in the Company. Notwithstanding the foregoing, in the event the Founder Entity has repaid in full its indebtedness owed to Pacific Voyage Limited evidenced by the Note, it shall have the right to request the Company to repay the Debt Financing, and Carlyle shall procure the Company accommodates such request.

Article V

REPRESENTATIONS AND WARRANTIES

5.1         Representations and Warranties of the Parties. Each Party hereby represents and warrants to the other Parties that the statements set out in Schedule C are true and accurate as of the date of this Agreement.

5.2         Representations and Warranties of the Founder. The Founder hereby represents and warrants to Carlyle that the statements set out in Schedule D are true and accurate as of the date of this Agreement.

Article VI

COVENANTS

6.1         Covenants relating to the Transaction under the Transaction Documents.

(a)         Confidential Information. Each party shall keep any Confidential Information as strictly confidential, no party shall disclose the Confidential Information to any third party. Any Party may use the Confidential Information only for the purpose of, and to the extent necessary for performing this Agreement and the other Transaction Documents; and shall not use such Confidential Information for any other purposes. Each party may disclose the Confidential Information only to its Affiliates and its and its Affiliates’ officers, directors, employees, agents and representatives on a need-to-know basis in the performance of the Transaction Documents; provided that, such party shall ensure such Persons strictly abide by the confidentiality obligations hereunder. The confidentiality obligations of each party hereunder shall survive the termination of this Agreement. Each party shall continue to abide by the confidentiality clause hereof and perform the obligation of confidentiality it undertakes until the other party approves release of that obligation or until a breach of the confidentiality clause hereof will no longer result in any prejudice to the other party. For the avoidance of doubt, all of Carlyle’s and its Affiliates’ limited partners and future investors shall be deemed as the Purchasers’ Affiliates and/or representatives for the purpose of this Section 6.1(a).

(b)         Public Announcement. None of the Parties nor the Company shall, at any time, issue or make any reports, statements or releases to the public with respect to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby, without the consent of each of the Parties, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event that any Party is requested or becomes legally compelled (including without limitation any reports or filings required to be made with the SEC) to disclose the existence of this Agreement, the Transaction Documents, or the transaction contemplated hereby or thereby, such Party (the “Disclosing Party”) shall provide the other Parties with prompt written notice of that fact and shall consult with the other Parties regarding such disclosure, and in any event, the Disclosing Party shall furnish only that portion of the information that is legally required.

(c)         No Voting or Conflicting Agreements. For so long as this Agreement remains in effect, without the prior written consent of the Holders and the Company, no Party shall enter into, or otherwise agree to be bound by, any voting trust with respect to any Ordinary Shares or Converted Securities, nor shall any of them enter into any shareholders agreement or arrangement of any kind with any Person with respect to any Ordinary Shares or Converted Securities (including, without limitation, an agreement or arrangement with respect to the acquisition, disposition, or voting of the Ordinary Shares or Converted Securities), or otherwise act or agree to act in concert with any Person with respect to any Ordinary Shares or Converted Securities, to the extent such agreement, arrangement, or concerted act would controvert, or otherwise be inconsistent with, the provisions of this Agreement.

(d)         Investment in Competitors. Subject to applicable Laws, for so long as Carlyle is entitled to appoint the Carlyle Director, the Investor shall inform the Founder in good faith with written notice any investment by any investment funds managed by CAP IV, L.L.C. in any of the SouFun Competitors before the consummation of such investment.

6.2         Corporate Opportunities. The Parties hereby acknowledge and understand that, subject to Section 6.1 of this Agreement, nothing in this Agreement shall preclude or in any way restrict the Investor or any of its Affiliates from investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has or may in the future have products or services that compete, whether directly or indirectly, with those of the Company or SouFun.

6.3         Indemnification.

(a)         Subject to the exceptions and limitations set out in sub-clause (b), the Company agrees to indemnify every person who is, or has been, a director of the Company (an “Indemnitee”) against any and all expenses (including all attorneys’ fees and all other costs, expenses and obligations incurred in connection with investigating, defending, appealing, being a witness in or otherwise participating in, or preparing to defend, appeal, be a witness in, or otherwise participate in, a Proceeding (as defined below), losses, liabilities, judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld), and including all interest, assessments and other charges in connection therewith, (collectively, hereinafter “Expenses”) incurred by the Indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including without limitation a claim, demand, discovery request, formal or informal investigation, inquiry, administrative hearing, arbitration or other form of alternative dispute resolution), including an appeal from any of the foregoing, which is in any way connected with, resulting from or related to the fact that the Indemnitee is or was a director of the Company, or by reason of any action or inaction on the part of the Indemnitee while serving in such capacity (hereinafter a “Proceeding”). The Company shall, in addition, pay to the Indemnitee an amount equal to any taxes imposed on the Indemnitee in any jurisdiction as a result of the actual or deemed receipt of any payments under this Agreement (“Taxes”). The Company shall advance all Expenses and Taxes incurred by the Indemnitee, such advances to be made by the Company as soon as practicable but in any event no later than fourteen (14) days after written demand by the Indemnitee is presented to the Company.

(b)         No indemnification shall be provided to an Indemnitee (i) to the extent that such indemnification would be void, illegal or unenforceable as against the Company under applicable Law or (ii) to the extent that the relevant Proceeding is initiated or brought voluntarily by the Indemnitee other than by way of defense, counterclaim or crossclaim or (iii) to the extent that the relevant Expense is finally adjudicated by a court or authority of competent jurisdiction to have arisen as a consequence of his/her (A) deliberate criminal or fraudulent acts or omissions, or (B) failure to act in good faith; provided that (in the case of (i) and (iii) only and save to the extent prohibited under applicable Law) the Company shall indemnify such Indemnitee for all reasonable Expenses to the extent relating to the investigation, defense and/or appeal of the relevant Proceeding until such time as the matter is finally determined.

(c)         The right of indemnification provided herein shall not affect any other rights to which any Indemnitee may be entitled.

(d)         The Company shall procure that the Company enters into an indemnity in favor of the Indemnitees (no later than the date on which each Indemnitee first becomes a director of the Company) in the same terms as sub-clauses (a) to (c) of this Section 6.3.

(e)         Each Holder agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers and each other Holder from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim, as such expenses are incurred) caused by any violation, non-compliance or breach of any applicable Laws, including without limitation the U.S. securities laws, the PRC tax laws and the PRC foreign exchange laws, resulting from such Holder’s Transfer of the Convertible Note or Converted Securities.

6.4         Mandatory Distribution. Subject to the payment obligations in respect of the Debt Financing, in the event that the Company receives any dividend or interest from SouFun, the Company shall promptly distribute such payment as dividend to the Holders.

6.5         Check-the-Box Election. At the sole direction of Carlyle, the Company shall make, or shall cause to be made, an election to be treated as a partnership for U.S. federal income tax purposes (the “Election”) by filing, or by causing to be filed, Internal Revenue Service Form 8832 (or any successor form), and the Company shall not permit the Election to be terminated or revoked without the prior approval of a majority of the directors on the Board.

6.6         Acquisition Transaction. In the event that (i) Carlyle holds no less than 20% of the SouFun securities (including the SouFun shares, the Convertible Note and the Converted Securities) that it purchased pursuant to the Transaction Documents, (ii) the Founder and any of his Affiliates, either by themselves or together with any other Person(s), undertake or propose to undertake an acquisition transaction with respect to SouFun (including, but not limited to, through a merger, amalgamation, scheme of arrangement, tender offer, or reverse stock split), which would result in SouFun’s securities being no longer listed on the NYSE or registered under the United States Securities Exchange Act of 1934, as amended, and (iii) after the completion of such transaction, the Founder or any of his Affiliates would continue to own, directly or indirectly, no less than 5% of the equity securities of SouFun (or the surviving company in such transaction) on a fully diluted basis, Carlyle shall have the right, but not the obligation, to participate in such transaction as a rollover shareholder with its SouFun securities rolled over to the new holding company or otherwise remains to be a shareholder of SouFun (or the surviving company in such transaction), in each case on the same terms, and subject to the same conditions, as the Founder and his Affiliates. The Founder and his Affiliates shall procure Carlyle to have such participation right as set forth in the preceding sentence, and shall facilitate Carlyle if Carlyle exercises such right.

Article VII

MISCELLANEOUS

7.1         Further Assurances. Each Party agrees that it shall, from time to time on or after the date hereof, do, execute, acknowledge and deliver, and will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, certificates, bills of sale, assignments, transfers, conveyances, powers of attorney, assurances and other documents as may be reasonably required to effectively carry out or better perfect the full intent and purpose of this Agreement.

7.2         Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

7.3         Entire Agreement. This Agreement, together with all schedules and exhibits hereto, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

7.4         Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto. Except as otherwise provided herein, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided, however, that a Party may assign any of its rights, interests, or obligations hereunder to an Affiliate of such Party without the prior written consent of the other Parties.

7.5         Amendment; Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective unless such modification, amendment or waiver is approved in writing by each of the Parties. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

7.6         Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

7.7         No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided under this Agreement.

7.8         Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Company.

7.9         Adjustment of Share Numbers. If there is a subdivision, split, stock dividend, combination, reclassification or similar event with respect to any of the Ordinary Shares or Converted Securities referred to in this Agreement, then, in any such event, the numbers and types of shares of such Ordinary Shares or Converted Securities, as applicable, referred to in this Agreement shall be adjusted to the number and types of shares of such stock that a holder of such number of shares of such stock would own or be entitled to receive as a result of such event of such holder had held such number of shares immediately prior to the record date for, or effectiveness of, such event.

7.10        Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by courier service, fax, electronic mail or similar means to the address set forth below (or at such other address as such Party may designate by ten (10) days’ advance written notice to the other Parties given in accordance with this Section 7.10). Where a notice is given personally, delivery shall be deemed to have been effected on receipt (or when delivery is refused). Where a notice is sent by courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending through an internationally-recognized courier, with a confirmation of delivery, and to have been effected on receipt (or when delivery is refused). Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid if sent during normal business hours of the recipient on a Business Day thereof and otherwise on the next Business Day thereof.

(a)	If to a Holder, to the address, fax or email address set forth below the Holder’s name on Schedule A.

(d)	If to the Company:
Address: 1001 Pennsylvania Ave NW, Suite 220 South Washington, DC 20004
Attention: Norma Kuntz
Facsimile: 202-729-5646
Email: Norma.kuntz@carlyle.com

7.11        Governing Law. This Agreement shall be governed by and construed under the Laws of the State of New York, without regard to principles of conflict of Laws thereunder.

7.12        Dispute Resolution.

(a)         Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules (“HKIAC Rules”) in force when the notice of arbitration is submitted.

(b)         The law of this arbitration clause shall be Hong Kong law.

(c)         The seat of arbitration shall be Hong Kong.

(d)         The number of arbitrators shall be three. The arbitrators shall be appointed in accordance with the HKIAC Rules. The arbitration proceedings shall be conducted in English.

(e)         It shall not be incompatible with this arbitration agreement for any party to seek interim or conservatory relief from courts of competent jurisdiction before the constitution of the arbitral tribunal.

7.13        Shareholders Agreement to Control. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the memorandum and articles of the Company, the terms of this Agreement shall control. The parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the memorandum and articles of the Company so as to eliminate such inconsistency.

7.14        Termination. This Agreement (other than Sections 6.1(a) and 6.1(b) and Article VII) shall terminate upon the Investor ceasing to beneficially own any Ordinary Shares. Nothing in this Section 7.14 will be deemed to release any Party from any Liability for any willful and material breach of this Agreement or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement.

7.15        Counterparts. This Agreement may be executed and delivered in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Shareholders Agreement to be executed as of the date first written above by their respective duly authorized representative.

SAFARI PARENT LIMITED

By:	/s/ Norma R. Kuntz

Name:	Norma R. Kuntz

Title:	Director

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Shareholders Agreement to be executed as of the date first written above by their respective duly authorized representative.

VINCENT TIANQUAN MO

By:	/s/ Tianquan Mo

ATEEFA LIMITED

By:	/s/ Tianquan Mo

Name:	Tianquan Mo

Title:	Director

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Shareholders Agreement to be executed as of the date first written above by their respective duly authorized representative.

SAFARI GROUP CB HOLDINGS LIMITED

By:	/s/ Norma R. Kuntz

Name:	Norma R. Kuntz

Title:	Director

[Signature Page to Shareholders Agreement]

Schedule A

Shareholding in the Company

Holders	Ordinary Shares	Ownership Percentage

Safari Parent Limited	2,009,419	72.0%

Attention: Norma Kuntz
Facsimile: 202-729-5646
Email: Norma.kuntz@carlyle.com

Ateefa Limited	781,441	28.0%

Attention: Mr. Vincent Tianquan Mo
Facsimile: 86-10-56318710
Email: vincentmo@soufun.com

TOTAL	2,790,860	100.0%

Schedule A to Shareholders Agreement

Schedule B

Terms and Conditions of the Debt Financing

•	Facility amount: up to US$50 million, or 50% of the principal amount of the Convertible Note
•	Maturity date: up to 5 years
•	Interest rate: all-in 3-month LIBOR + 5.5%

Schedule B to Shareholders Agreement

Schedule C

Each Party's Representations and Warranties

(a)         Organization, Good Standing and Qualification. Such Party (if it is not a natural person) is duly incorporated or formed, validly existing and in good standing under the Law of its jurisdiction of formation.

(b)         Authority. Such Party has all necessary corporate or similar power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by such Party of this Agreement have been duly authorized by all requisite corporate or other action. This Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligations of such Party, enforceable against such Party in accordance with their respective terms, subject to applicable Law.

(c)         Non-contravention. The execution, delivery and performance by such Party of this Agreement do not and shall not (i) conflict with or violate any provision of its constitutional documents, any applicable Law or any Governmental Order to which such Party is subject or (ii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which such Party is a party or by which it is bound or to which any of its assets or properties are subject.

(d)         Consents and Approvals. The execution, delivery and performance by such Party of this Agreement do not and shall not require any consent of, action by or in respect of, or filing, submission or registration with, or giving of any notice to, any Governmental Authority or any other Person (each, an “Authorization”) to be obtained or made by such Party, except (i) for such Authorizations as have already been obtained or made by such Party before the date hereof, and (ii) as otherwise required by the SEC or explicitly provided in this Agreement.

(e)         No Voting Arrangements. As of the date hereof, other than this Agreement and the Shareholders Agreement by and among the Holders and the Note Purchaser, there are no other agreements, arrangements or understanding, oral or written, relating to the voting of shares of SouFun between such Party and any other Person.

Schedule C to Shareholders Agreement

Schedule D

Founder's Representations and Warranties

(a)         The Founder or any of his Affiliates does not have, directly or indirectly, any economic interest in or other similar commercial arrangement with北京商银信商业信息服务有限公司or any of its Affiliates.

Schedule D to Shareholders Agreement

Exhibit A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written above by the undersigned (the “Joining Party”) in accordance with the Shareholders Agreement dated as of [●], 2015 (as amended, amended and restated or otherwise modified from time to time, the “Shareholders Agreement”) by and among Safari Parent Limited, Vincent Tianquan Mo, Ateefa Limited and Safari Group CB Holdings Limited (the “Company”) (the “Agreement”).

Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Shareholders Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Shareholders Agreement as of the date hereof and shall have all of the rights and obligations of a Party thereunder as if it had executed the Shareholders Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders Agreement. The Joining Party also agrees to be bound by the memorandum and articles of association as one of the members of the Company.

Exhibit A to Shareholders Agreement

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date first written above.

By:
Name:
Title:

Accepted and Agreed:

SAFARI GROUP CB HOLDINGS LIMITED

By:
Name:
Title:

Exhibit A to Shareholders Agreement

Exhibit B

List of SouFun Competitors

Leju Holdings Ltd. (乐居) and its Subsidiaries

E-house (China) Holdings Limited (易居) and its Subsidiaries

Anjuke.com Corporation (安居客) and its Subsidiaries

Qfang.com Corporation (Q房网) and its Subsidiaries

Fangdd.com Corporation (房多多) and its Subsidiaries

iwjw.com Corporation (爱屋吉屋) and its Subsidiaries

Lianjia.com Corporation (链家) and its Subsidiaries

5i5j.com Corporation (我爱我家) and its Subsidiaries

IFM Investments Limited (21世纪不动产) and its Subsidiaries

jia.com Corporation (齐家网) and its Subsidiaries

to8to.com Corporation (土巴兔) and its Subsidiaries

Exhibit B to Shareholders Agreement